Exhibit 4.2

DATED 19 APRIL 2012

Coöperatieve AAC LS U.A.

Forbion Co-Investment Coöperatief U.A.

Forbion Co-Investment II Coöperatief U.A.

Coöperatieve Gilde Healthcare II U.A.

and

uniQure B.V.

CLASS A SHAREHOLDERS

AGREEMENT

relating to uniQure B.V.

(i)

SCHEDULE A (PARTIES)

SCHEDULE B (SHARE CAPITAL)

SCHEDULE C (ACCESSION AGREEMENT)

SCHEDULE D (MANAGEMENT BOARD AND SUPERVISORY BOARD)

SCHEDULE E (RESERVED MATTERS)

(ii)

THIS CLASS A SHAREHOLDERS AGREEMENT (the “Agreement”) is made on 19 April 2012.

BETWEEN:

(1)                                Coöperatieve AAC LS U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 34256402 (the “Existing Investor I”);

(2)                                Forbion Co-Investment Coöperatief U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its registered office in Naarden, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 32142360 (the “Existing Investor II”);

(3)                                Forbion Co-Investment II Coöperatief U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its registered office in Naarden, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 53958713 (the “New Investor I “);

(4)                                Coöperatieve Gilde Healthcare II U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its corporate seat in Utrecht, and its business address at Newtonlaan 91 (3584 BP), the Netherlands and registered with the Commercial Register of Midden-Nederland under number 30216414 (the “New Investor II “);

and

(5)                                uniQure B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered office in Amsterdam, and its business address at Meibergdreef 61, 1105 BA Amsterdam Zuidoost, the Netherlands and registered with the Commercial Register of Amsterdam under number 54385229 (the “Company”);

and

(6)                                any other holder from time to time of Ordinary Shares Class A in the capital of the Company.

The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”. Further details of the Parties are set out in SCHEDULE A (Parties). The Existing Investor I and the Existing Investor II are hereinafter jointly referred to as the “Existing Investors”. The New Investor I and the New Investor II are hereinafter jointly referred to as the “New Investors”. The Existing Investors and the New Investors, together with any other holder from time to time of Ordinary Shares Class A in the capital of the Company, are hereinafter collectively referred to as the “Investors” and individually as an “Investor”.

RECITALS:

(A)                              The Existing Investors, the New Investor I, the Company and Amsterdam Molecular

Therapeutics (AMT) Holding N.V. (“AMT”) and its subsidiaries have entered into that certain “Business Acquisition Agreement” on 16 February 2012, pursuant to which the Company has agreed to acquire (and AMT has agreed to transfer) certain assets and liabilities of AMT in exchange for depositary receipts (certificaten van aandelen) (each: a “DR” and any holder of a DR: a “DR Holder”) for Ordinary Shares Class B, issued without cooperation of the Company (uitgegeven zonder medewerking van de vennootschap) as referred to in Clause 2:227 paragraph 2 BW of the Dutch Civil Code by the Trust Foundation (the “Transaction”).

(B)                              The Company is engaged in the development of human gene based therapies.

(C)                              At the Completion Date, AMT has been dissolved and the DRs have been transferred to AMT and will be distributed to the AMT shareholders, whereupon each AMT shareholder that on the tenth Business Day following the date on which the dissolution and liquidation of AMT have come in effect (i.e. on or around 23 April 2012), holds at least 5% of the shares of AMT (each an “Eligible DR Holder”), is entitled (subject to the fulfilment of certain other conditions) to exchange its DRs for an equal number of Ordinary Shares Class A in the Company (the “Exchange Offer”).

(D)                              Pursuant to the Business Acquisition Agreement, the Existing Investors and the New Investor I have committed to make an investment in an amount of in total EUR 6 million. Pursuant to the Existing Investors’ and the New Investor I’s commitment to provide equity funding to the Company, 9,771,986 Ordinary Shares Class A in the capital of the Company will be acquired by the Existing Investor II and the New Investor I at an issue price of EUR 0.614 per share on or around the date of this Agreement. In addition, AMT’s debts under the loan notes as assumed by the Company pursuant to the Transaction have been converted in 5,320,000 Ordinary Shares Class A in the capital of the Company issued to the Existing Investors at the Completion Date, at a conversion price of EUR 1.00 per share.

(E)                               The New Investor II has committed to make an investment in an amount of in total EUR 1 million, pursuant to which commitment to provide equity funding to the Company, 1,628,664 Ordinary Shares Class A in the capital of the Company will be acquired by the New Investor II at an issue price of EUR 0.614 per share on around the date of this Agreement.

(F)                                In this Agreement the Parties wish to set out the terms and conditions on which they have agreed to regulate the rights and obligations of the Investors with respect to the Company.

IT IS AGREED as follows:

1.                                     INTERPRETATION

1.1.                           In this Agreement, the following definitions are used:

“Acceptance Deadline” has the meaning given in Clause 4.5.2(D).

“Acceptance Notice” has the meaning given in Clause 4.5.3.

“Accounting Policies” means the specific principles, bases and conventions, rules and practices applied and used by the Company in preparing and presenting financial statements.

“Affiliate” has the meaning given in article 2:24b of the DCC to the term “groepsmaatschappij” which, for the purposes of this Agreement, shall be deemed to include a Subsidiary, it being understood that a Shareholder shall not be considered an Affiliate of the Company, or of a Subsidiary of the Company.

“Affiliated Fund” means any investment company, limited partnership or person or entity of which the assets are managed professionally for investment purposes that has been, or may in the future be, established by the Investor or an Affiliate of an Investor and which is managed by an Investor or an Affiliate of an Investor.

“Agreement” means this shareholders agreement including schedules and appendices thereto as amended in accordance with its terms.

“AMT” has the meaning given in the recitals of this Agreement.

“Applicable Accounting and Reporting Rules” means (i) the Dutch Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), as the case may be, or (ii) the relevant provisions on financial statements of the Dutch Civil Code and, to the extent applicable, the prevailing Guidelines for annual reporting in the Netherlands (Richtlijnen voor de jaarverslaggeving) published by the Dutch Accounting Standards Board (Raad voor de Jaarverslaggeving).

“Articles of Association” means the articles of association of the Company, as amended from time to time.

“Asset Sale” has the meaning given in Clause 5.1.2.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks in the Netherlands are open for normal business.

“Business Plan” has the meaning given in Clause 6.1.3.

“Business Acquisition Agreement” means the business purchase agreement defined in the recitals of this Agreement.

“Called Investors” has the meaning given in Clause 4.9.1.

“Called Shares” has the meaning given in Clause 4.9.1.

“Chairman” has the meaning given in Clause 3.2.2.

“Class A Meeting” means the body corporate formed by the holders of Ordinary Shares Class A or the meeting of said body, as the case may be.

“Company” has the meaning given in the opening of this Agreement.

“Completion” means the consummation of the Transaction as contemplated in Clause 10 of the Business Acquisition Agreement.

“Completion Date” means 5 April 2012.

“DCC” means the Dutch Civil Code.

“DR” has the meaning as given in the recitals of this Agreement.

“DR Holder” has the meaning as given in the recitals of this Agreement.

“Drag Along Notice” has the meaning given in Clause 4.9.2.

“Drag Along Option” has the meaning given in Clause 4.9.1.

“Eligible DR Holder” has the meaning given in the recitals of this Agreement.

“Employee Stock Option Plan” has the meaning given in Clause 9.1.

“Excess Sale Shares” has the meaning given in Clause 4.5.2(F).

“Exchange Offer” has the meaning given in the recitals of this Agreement.

“Existing Investor I” has the meaning given in the opening of this Agreement.

“Existing Investor II” has the meaning given in the opening of this Agreement.

“Existing Investors” has the meaning given in the opening of this Agreement.

“Exit” has the meaning given in Clause 5.1.2.

“Financial Year” means the financial year of the Company as defined in the Articles of Association.

“Financial Statements” means the consolidated financial statements of the Company and the Subsidiaries and the separate financial statements of each Affiliate (to the extent applicable), including all notes, documents and statements thereto.

“General Meeting” means the general meeting of shareholders of the Company.

“Group” has the meaning given in Clause 3.1.4.

“Group Company” has the meaning given in Clause 3.1.4.

“Independent Members” has the meaning given in Clause 3.2.3.

“Investor” and “Investors” has the meaning given in the opening of this Agreement.

“Investor Representatives” has the meaning given in Clause 3.2.2.

“Investor Shares” means the Shares held by an Investor.

“Listing” means the admission of the Shares for trading on a regulated stock market.

“Liquidation” means a liquidation, dissolution or winding-up (liquidatie of ontbinding) of the Company.

“Management Board” means the management board (raad van bestuur) of the Company.

“Management Board Member” means a member of the Management Board.

“New Investor I” has the meaning given in the opening of this Agreement.

“New Investor II” has the meaning given in the opening of this Agreement.

“New Investors” has the meaning given in the opening of this Agreement.

“Non-selling Investor” and “Non-selling Investors” has the meaning given in Clause 4.5.1.

“Ordinary Shares” means the issued and outstanding from time to time Ordinary Shares Class A and the Ordinary Shares Class B.

“Ordinary Shares Class A” means the ordinary shares class A (gewone aandelen) in the capital of the Company with a nominal value of EUR 0.01 each.

“Ordinary Shares Class B” means the convertible ordinary shares class B (gewone aandelen) in the capital of the Company with a nominal value of EUR 0.01 each.

“Original Purchase Price” the purchase price of EUR 0.614 paid by the Existing Investor II and the New Investors for each Ordinary Share Class A consisting of the nominal value of EUR 0.01 plus an amount of EUR 0.604 as share premium (agio).

“Portfolio Transfer” has the meaning given in Clause 4.4.2.

“Proposed Selling Investor” and “Proposed Selling Investors” has the meaning given in Clause 4.5.1.

“Qualified Majority” means the affirmative vote of Shareholders representing at least 66 2/3 % of the Shares.

“Sale” has the meaning given in Clause 4.8.1.

“Sale Shares” has the meaning given in Clause 4.5.2(A).

“Selling Investor” or “Selling Investors has the meaning given in Clause 4.8.1.

“Shareholder” means any holder of Shares.

“Shares” means the issued and outstanding shares from time to time in the capital of the Company, consisting of Ordinary Shares Class A and Ordinary Shares Class B.

“Simple Majority Investor Consent” means the affirmative vote of the Investors representing at least 51% of Ordinary Shares Class A.

“Subsidiary” has the meaning given in article 2:24a of the DCC to the term “dochtermaatschappij”.

“Supervisory Board” means the supervisory board (raad van commissarissen) of the Company.

“Supervisory Board Member” means a member of the Supervisory Board.

“Supervisory Board Member A” means a Supervisory Board Member appointed in accordance with Clause 3.2.2.

“Supervisory Board Member B” means a Supervisory Board Member appointed in accordance with Clause 3.2.3.

“Tag Along Notice” has the meaning given in Clause 4.8.1.

“Tag Offer” has the meaning given in Clause 4.8.3.

“Third Party Purchaser” has the meaning given in Clause 4.5.5.

“Transaction” means the transaction contemplated by the Business Acquisition Agreement.

“Transfer Notice” has the meaning given in Clause 4.5.1.

“Trust Conditions” means the trust conditions (administratievoorwaarden) adopted by the Trust Foundation, as amended from time to time.

“Trust Foundation” means Stichting Administratiekantoor uniQure B.V., a foundation organised under the laws of the Netherlands, having its registered office in Amsterdam Zuidoost, at Meibergdreef 61, 1105 BA, the Netherlands.

1.2.                           In this Agreement, unless otherwise specified:

1.2.1.                           the masculine gender shall include the feminine and the neuter and vice versa;

1.2.2.                           references to a person shall include a reference to any individual, company, association, partnership, trust or joint venture (in each case whether or not having separate legal personality);

1.2.3.                           references to “include” and “including” shall be treated as references to “include without limitation” or “including without limitation”;

1.2.4.                           unless the context requires otherwise, words in the singular shall include the plural and vice versa;

1.2.5.                           the headings are for identification only and shall not affect the interpretation of this Agreement.

2.                                     SHARE CAPITAL

2.1.                           Authorised Share Capital

The authorised share capital of the Company at Completion is EUR 1,900,000 divided into 150,000,000 Ordinary Shares Class A and 40,000,000 Ordinary Shares Class B.

2.2.                           Issued Share Capital

2.2.1.                           Pursuant to the Business Acquisition Agreement 9,771,986 Ordinary Shares Class A have been or will be issued to or acquired by the Existing Investor II and the New Investor I in one or more tranches at an issue price of EUR 0.614 per share on or around the date of this Agreement. In addition, pursuant to the Transaction, as a consequence of the conversion of the debt under the loan notes as assumed by the Company, 5,320,000 Ordinary Shares Class A have been issued to the Existing Investors at a conversion price of EUR 1,00 per share at the Completion Date.

2.2.2.                           Pursuant to the New Investor II’s commitment to provide equity funding to the Company, 1,628,664 Ordinary Shares Class A in the capital of the Company will be issued to the New Investor II at an issue price of EUR 0.614 per share on or around the date of this Agreement.

2.2.3.                           The issued share capital of the Company after completion of the Transaction is as set out in SCHEDULE B (Share Capital).

2.3.                           Conversion of Ordinary Shares Class B

2.3.1.                           In accordance with Clause 23 of the Articles of Association, the Investors will resolve to approve a proposed resolution of the Management Board to convert the Ordinary Shares Class B underlying the DRs held by any Eligible DR Holder into an equal number of Ordinary Shares Class A in the Company pursuant to the Exchange Offer, provided that such Eligible DR Holder:

(i)                                    has irrevocably requested the termination from the Trust Foundation of the holding in trust of such number of Ordinary Shares Class B in accordance with Clause 6 of the Trust Conditions;

(ii)                                 has entered into an Accession Agreement as set out in SCHEDULE C (Accession Agreement) to become a party to this Agreement as an Investor; and

(iii)                              holds, to be evidenced by a letter of an admitted institution (aangesloten instelling), (at least) an equal number of DRs at the time the request for termination as referred to above is made, as it held on the tenth Business Day following the Completion Date, as set out in Clause 6 of the Trust Conditions.

2.3.2.                           The Company shall not approve any demand to convert the Ordinary Shares Class B into Ordinary Shares Class A in the Company or adopt any resolution thereto, unless the condions of Clause 2.3.1 have been fulfilled.

2.4.                           Dividend Policy

2.4.1.                           The Shareholders are entitled to the distribution of the profits of the Company for each Shareholder in proportion to the number of Shares that it holds.

2.4.2.                           The DR Holders are entitled to the distribution of the profits of the Company relating to the Ordinary Shares Class B held by the Trust Foundation, for each DR Holder in proportion to the number of DRs that it holds.

2.4.3.                           The Company shall apply profits available for distribution for its further development and expansion in accordance with the approved Business Plan prior to making any distributions to Shareholders.

3.                                     CORPORATE GOVERNANCE

3.1.                           Management Board

3.1.1.                           The Management Board will at any time consist of at least two (2) Management Board Members appointed by the General Meeting in accordance with a binding nomination drawn up by the Class A Meeting in accordance with Clause 13.2 of the Articles of Association.

3.1.2.                           Immediately following Completion the Management Board of the Company shall consist of the directors constituting the AMT management board, i.e. Mr J. Aldag and Mr P.J. Morgan.

3.1.3.                           With regard to the Management Board Members nominated in accordance with Clause 3.1.1, the Investors will cast their vote in accordance with such nomination in or outside the General Meeting, as the case may be, in order to appoint the Management Board Member nominated by the Class A Meeting as member of the Management Board.

3.1.4.                           The Management Board will be responsible for all operational matters in respect of the Company and its Subsidiaries (collectively: the “Group” and any member of the Group also: a “Group Company”).

3.1.5.                           Resolutions of the Management Board as set out in Part A of SCHEDULE D (Management Board and Supervisory Board) require the prior approval of the Supervisory Board. Such approval of the Supervisory Board can be obtained by a simple majority of the votes validly cast at a Supervisory Board meeting.

3.1.6.                           Resolutions of the Management Board as set out in Part B of SCHEDULE D (Management Board and Supervisory Board) require the prior approval of at least 51% of the holders of Ordinary Shares Class A.

3.1.7.                           Resolutions of the Management Board as set out in Part C of SCHEDULE D (Management Board and Supervisory Board) require the prior approval of a qualified majority of at least 66 2/3% of the holders of Ordinary Shares Class A.

3.1.8.                           A Management Board Member may be suspended and dismissed by the General Meeting. The Investors will cast their vote in relation to such proposed resolution to dismiss or suspend a Management Board Member in or outside the General Meeting, as the case may be, in accordance with a prior resolution of the Class A Meeting adopted thereto.

3.1.9.                           The remuneration of members of the Management Board shall be determined by the General Meeting and requires the prior approval of at least 51% of the holders of Ordinary Shares Class A, in accordance with Part B (Approval with Simple Majority Investor Consent (51%) of Ordinary Shares Class A held by Investor) of SCHEDULE E (Reserved Matters).

3.1.10.                    The Company shall maintain customary professional liability insurance for all members of the Management Board and the Supervisory Board.

3.2.                           Supervisory Board

3.2.1.                           The Supervisory Board shall consist of up to seven (7) Supervisory Board Members who shall have the title Supervisory Board Member A or Supervisory Board Member B, provided that at all times there shall be at least one Supervisory Board Member B more than there are Supervisory Board Members A.

3.2.2.                           The Supervisory Board Members A (one of whom shall be the chairman of the Supervisory Board (the “Chairman”)) will be appointed by the General Meeting in accordance with a binding nomination drawn up by the Class A Meeting in accordance with Clause 17.3 of the Articles of Association (the “Investor Representatives”).

3.2.3.                           The Supervisory Board Members B will be appointed by the General Meeting at its own discretion (the “Independent Members”).

3.2.4.                           Prior to the making of a nomination the Investor or group of Investors shall consult with the other Investor(s) and the Trust Foundation about the identity and the qualifications of such person included on a shortlist of potential nominees and the Investor or group of Investors shall take any substantiated objections against potential nominees into account in making their decision to formally nominate such person.

3.2.5.                           With regard to a Supervisory Board Member A nominated in accordance with Clause 3.2.2, the Investors will cast their vote in accordance with such nomination in or outside the General Meeting, as the case may be, in order to appoint the Supervisory Board Members A nominated by the Class A Meeting.

3.2.6.                           In case of a deadlock of votes in a meeting of the Supervisory Board, the Chairman will have a casting vote.

3.2.7.                           A Supervisory Board Member A that has been appointed in accordance with Clause 3.2.2, may be suspended and dismissed the General Meeting. The Investors will cast their vote in relation to such proposed resolution to dismiss or suspend a Supervisory Board Member A in or outside the General Meeting, as the case may be, in accordance with a prior resolution of the Class A Meeting adopted thereto.

3.2.8.                           Immediately following Completion the Supervisory Board will consist of S.J.H. van Deventer, H.A. Slootweg, as the Investor Representatives, and J.M. Feczko, P.M.M.J. van Holle, F. Meyer as the Independent Members.

3.2.9.                           The Supervisory Board shall meet at least six (6) times per year (or such other number as the Chairman may require) in person at scheduled meetings and so often as required for the proper fulfillment of the role of the Supervisory Board, either in person or by conference call.

3.2.10.                    The Supervisory Board will adopt resolutions by a simple majority of the votes cast. To be quorate, at least the majority of the Supervisory Board Members in office must be present or represented at a meeting of the Supervisory Board. In the event that such a quorum is not present or ceases to be present, the meeting is adjourned to the same day in the next week at the same time and place or at such time and place as determined by the members present at such meeting. If in any such adjourned meeting no quorum is present, the meeting may proceed and validly take the resolutions entered on the agenda of the first meeting. Votes may also be rendered by written power of attorney given by one Supervisory Board Member to another Supervisory Board Member.

3.2.11.                    The Parties shall use their respective reasonable best efforts to ensure that any Supervisory Board meeting has the requisite quorum.

3.2.12.                    The Supervisory Board shall have at least two (2) standing committees, i.e. the audit committee and the remuneration and appointment committee, to be appointed by the Supervisory Board from its own members. Each committee shall consist of three (3) members. The Supervisory Board will appoint to each and every committee the most suitable Supervisory Board Members, provided that at least one (1) member of each and every committee will be an Investor Representative. Each committee shall have the right to draw up its internal regulations, subject to the approval of the Supervisory Board.

3.3.                           General Meeting

3.3.1.                           The Shareholders shall meet annually within six (6) months after the end of the Financial Year. Other meetings of the General Meeting may be held as often as necessary.

3.3.2.                           Unless provided otherwise in this Agreement, resolutions of the General Meeting shall be taken by a simple majority of the votes validly cast.

3.3.3.                           The Parties shall use their respective reasonable best efforts to ensure that any meeting of the General Meeting has the requisite quorum.

3.4.                           Reserved Matters

3.4.1.                           The matters referred to in Part A of SCHEDULE E (Reserved Matters) shall require a Qualified Majority.

3.4.2.                           The matters referred to in Part B of SCHEDULE E (Reserved Matters) shall require Simple Majority Investor Consent.

3.5.                           The Company’s Affiliates

If any of the matters listed in SCHEDULE D (Management Board and Supervisory Board) and SCHEDULE E (Reserved Matters) relate to an Affiliate and are being dealt with at the level of such Affiliate, the Company shall procure that, in addition to the required approval of the appropriate corporate bodies of the Affiliate, as the case may be, such matters are made subject to the approval of the appropriate corporate bodies of the Company (as if such matters would relate to the Company rather than to the Affialiate), so that the Investors are able to, directly or indirectly through the respective corporate bodies of the Company, effectively exercise their consent rights in respect of such matters.

4.                                     SHARES AND TRANSFERS

4.1.                           Anti-dilution

In the event of an issue of Shares at a price below the Original Purchase Price (other than Shares issued under the Employee Stock Option Plan), the Investors and the Company shall procure that Shares in the Company shall be issued either with payment to be made from the Company’s share premium reserve, or if not available, such new Shares are to be issued at par value to the Existing Investor II and the New Investors, with the number of Shares so issued calculated according to the following formula:

(P1-P2) / P2) x Q

Where:

(i)                                              P1 means the Original Purchase Price paid by the Existing Investor II and the New Investors;

(ii)                                           P2 means the issue price offered in the subsequent capital increase;

(iii)                                        Q means the number of Shares subscribed by the Existing Investor II and the New Investors (i.e. 9,771,986 plus 1,628,664).

4.2.                           No Encumbrance

An Investor is not entitled to directly or indirectly pledge (verpanden) or otherwise encumber (bezwaren) any Shares, or agree, whether conditionally or otherwise, to do any of the foregoing.

4.3.                           Prohibited Transfers

An Investor is not entitled to directly or indirectly transfer the economic or legal ownership of any Shares (including the issuance of a Transfer Notice pursuant to Clause 4.5.1), or agree, whether conditionally or otherwise, to do any of the foregoing, except:

4.3.1.                           with the prior written consent of the other Investors; or

4.3.2.                           where the transfer of Shares is required or permitted pursuant to this Agreement.

4.4.                           Permitted Transfers

Each Investor may, subject to the requirement for a transferee to enter into an Accession Agreement in accordance with Clause 9.4:

4.4.1.                           transfer free from any restrictions all or part of its Shares to an Affiliate or an Affiliated Fund;

4.4.2.                           transfer all or part of its Shares (other than to competitors of the Group) as part of a transfer of an Investor’s investment portfolio (in whole or in part) (a “Portfolio Transfer”).

4.5.                           Right of First offer other Investors

4.5.1.                           Except in the case of a transfer pursuant to Clause 4.4 (Permitted Transfers) of this Agreement, an Investor or group of Investors that wishes (or wish) to transfer any Shares (a “Proposed Selling Investor” or “Proposed Selling Investors”) shall first give notice thereof in writing (the “Transfer Notice”) to each other Investor (the “Non-selling Investor” or the “Non-selling Investors”).

4.5.2.                           The Transfer Notice shall:

(A)                              specify the number of Shares the Proposed Selling Investor(s) wish(es) to sell (the “Sale Shares”);

(B)                              specify the name of the proposed transferee;

(C)                              specify the minimum price (in cash or otherwise) at which it proposes to transfer the Sale Shares;

(D)                              specify the period in which the offer shall remain open for acceptance, which period will lapse two (2) weeks from receipt of notice (the “Acceptance Deadline”);

(E)                               be governed by the laws of the Netherlands;

(F)                                not be withdrawn by the Selling Investor before the Acceptance Deadline.

4.5.3.                           Upon receipt of the Transfer Notice, each of the Non-selling Investors is entitled to purchase such proportion of the Sale Shares as is equal to the proportion of the number of Shares held by it compared to the aggregate number of Shares held by all Non-selling Investors, in each case at the date of the Transfer Notice, for at least at the minimum price set out in the Transfer Notice or such other price as may be agreed between the Proposed Selling Investor(s) and the Non-selling Investor(s) by giving written notice (the “Acceptance Notice”) to the Proposed Selling Investor(s), before the Acceptance Deadline, on the basis that the Non-selling Investor(s) may accept all or part or none of the Sale Shares, provided that if a Non-selling Investor fails to give an Acceptance Notice before the Acceptance Deadline, it shall be deemed to have declined the offer made by the Proposed Selling Investor(s).

4.5.4.                           Any Non-selling Investor who accepts the offer made by the Proposed Selling Investor(s) before the Acceptance Deadline shall confirm in its Acceptance Notice either:

(A)                              that it would accept, on the same terms, the number of Sale Shares that have not been accepted by the other Non-selling Investor(s) before the Acceptance Deadline, if any, (the “Excess Sale Shares”); or

(B)                              that it would not accept any Excess Sale Shares,

provided that any such Non-selling Investor who fails to make such confirmation shall be deemed to have made a confirmation that it would not accept any Excess Sale Shares.

4.5.5.                           Any Excess Sale Shares shall be automatically allocated to each Non-selling Investor which has indicated that it will accept Excess Sale Shares, in proportion to the number of Shares held by such Non-selling Investor compared to the aggregate number of Shares held by all of the Non-selling Investors which have indicated that they would accept Excess Sale Shares, in each case at the date of the Transfer Notice, provided the Proposed Selling Investor(s) shall be entitled to transfer any Excess Sale Shares that have not been accepted by the Non-selling Investors pursuant to Clauses 4.5.4 and 4.5.5 and with due observance of Clause 4.5.7 to a third person and any other person acting in concert with that person (a “Third Party Purchaser”).

4.5.6.                           Each Non-selling Investor which has accepted any Sale Shares pursuant to Clauses 4.5.3 and 4.5.5 shall be bound to buy such Sale Shares from the Proposed Selling Investor(s). In such event, completion of the sale and purchase of the Sale Shares shall take place within 20 Business Days after the Acceptance Deadline.

4.5.7.                           The Proposed Selling Investor(s) shall be entitled to transfer any Sale Shares that have not been accepted by the Non-selling Investor(s) pursuant to Clauses 4.5.3 up to and including 4.5.6 to the Third Party Purchaser at a price not less than the price, and on terms no more favourable than the terms, set out in the Transfer Notice, provided such sale is completed within 60 Business Days after expiry of the Acceptance Deadline. If so requested by the Non-selling Investor(s), the Proposed Selling Investor(s) shall provide evidence to prove that the transfer of the Sale Shares to the Third Party Purchaser occurred in accordance with this Clause 4.5. Any Third Party Purchaser shall be required to agree in writing (by signing an Accession Agreement as described in Clause 9.4) to be subject to and bound by the provisions of this Agreement.

4.6.                           General conditions Transfer

Each transfer of Shares (be it to an Investor’s affiliate or group company, a Portfolio Transfer, a Sale or otherwise) is always subject to the condition that the purchaser of such transferred Shares is or becomes bound to this Agreement and other governing documents in accordance with Clause 9.4.

4.7.                           Lock-up Obligations

During a period of two (2) years from Completion, the Investors may not sell any of their Shares in the Company unless if the provisions of the Clauses 4.4 (Permitted Transfers), 4.9 (Drag Along) or 5 (Exit) apply, or with the approval of an Investor or group of Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A.

4.8.                           Tag Along

4.8.1.                           If, after due observance of the relevant provisions of this Agreement, including but not limited to Clause 4.5 (Right of First Offer other Investors), an Investor or group of Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A (the “Selling Investor” or “Selling Investors”), that wish(es) to sell any or all of the Shares held by it (or by them) to a Third Party Purchaser (a “Sale”), the Selling Investor(s) shall give not less than 15 Business Days advance notice of the proposed Sale to the Company and each other Investor and the Trust Foundation of the proposed Sale (a “Tag Along Notice”).

4.8.2.                           The Tag Along Notice shall:

(A)                              specify the number of Shares the Selling Investor(s) propose(s) to sell;

(B)                              specify the name of the Third Party Purchaser;

(C)                              specify the price (in cash or otherwise) per Share that the Third Party Purchaser is proposing to pay;

(D)                              specify the proposed date of transfer;

(E)                               be governed by the laws of the Netherlands;

(F)                                specify the address where the counter notice should be sent.

4.8.3.                           As a condition to such Sale, the other Investors shall be entitled within 15 Business Days after receipt of the Tag Along Notice to notify the Selling Investor(s) that it wishes to sell a pro rata parte portion of the Shares held by it to the Third Party Purchaser at the proposed price by sending a counter notice to the address specified in the Tag Along Notice (the “Tag Offer”).

4.9.                           Drag Along

4.9.1.                           In case a Selling Investor or Selling Investors, as the case may be, wish(es) to sell all, and for the avoidance of doubt, not less than all of the Shares held by it (or by them), to a Third Party Purchaser, the Selling Investor(s) shall have the right (the “Drag Along Option”), upon agreement on the terms and conditions of a bona fide offer by the Third Party Purchaser, to require all other Investors (the “Called Investors”) to sell and transfer all, and for the avoidance of doubt, not less than all, of their Shares (the “Called Shares”) to the proposed Third Party Purchaser in accordance with the provisions of this Clause 4.9.

4.9.2.                           The Selling Investor(s) that wish(es) to exercise its Drag Along Option shall give notice thereof in writing (the “Drag Along Notice”) to the Company and the Called Investors.

4.9.3.                           The transfer of the Called Shares to the Third Party Purchaser shall be completed within sixty (60) Business Days after service of the Drag Along Notice. The Called Investors shall be released from their obligation to transfer the Called Shares to the Third Party Purchaser if the Third Party Purchaser has not acquired the Called Shares on the expiration of such sixty (60) Business Day period.

4.9.4.                           If a Called Investor fails to cooperate with the transfer of its Called Shares to the Third Party Purchaser within a period of ten (10) Business Days from the proposed date of transfer, the Selling Investor(s) shall have the power and the duty to fulfil the obligations for and on behalf of the defaulting Called Investor.

4.9.5.                           Each Investor hereby grants an unconditional and irrevocable power of attorney to the Company to act on its behalf and to transfer the relevant Called Shares to the proposed purchaser in accordance with the provisions of this Clause 4.9.

4.9.6.                           The provisions of Clause 4.5 (Right of First Offer other Investors) and 4.8 (Tag Along) do not apply to a (proposed) transfer of Shares in respect of which a Drag Along Notice has been duly served pursuant to this Clause 4.9.

5.                                     EXIT

5.1.                           Asset Sale or Listing

5.1.1.                           It is the intention of the Parties that an Asset Sale or an Exit be achieved as soon as practically possible and commercially sensible.

5.1.2.                           An Exit (“Exit”) shall be:

•                                         a transfer (or a series of related transfers) of all the Shares issued and outstanding;

•                                         the listing and admission to trading on a market for listed securities of either (i) the Shares, (ii) an intermediate holding company’s shares or (iii) the shares of new holding company established for the purposes of the Listing (a “Listing”); or

•                                         a distribution pursuant to a winding-up or dissolution of the Company or any holding company of the Company, including following an Asset Sale.

5.1.3.                           An Asset Sale (“Asset Sale”) shall be a sale by one ore more Group Companies of all, or substantially all, of the Group’s business, assets and undertaking.

5.1.4.                           A decision to achieve an Asset Sale requires the approval of the General Meeting and Simple Majority Investor Consent.

5.1.5.                           Each Party (taking into account its rights and obligations under this Agreement) shall take all steps that are required to ensure the success of any proposed Exit or Asset Sale, subject always to fiduciary duties and compliance with applicable law, including that:

(A)                              each Investor shall dispose of (a pro rata parte portion of) its Shares on the same terms and conditions as the other Investors;

(B)                              each of the Investors shall on a Listing, retain such number of Shares held at the time of the Listing for such period after the Listing as is required by the relevant listing rules or is recommended by the Company’s financial advisors in such Listing;

(C)                              the Company shall procure that each of the Management Board Members shall continue to work for the Company on the same terms and conditions for a period of one (1) year after an Exit if so requested by one or more Investors;

(D)                              in the event of a Listing on a US stock market, the Investors shall be entitled to appropriate registration rights on terms to be agreed.

5.2.                           Forced Exit

If after six (6) years following Completion neither an Asset Sale nor an Exit has been achieved, the Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A will at any time have the right to require the other Investors and the Company to cooperate in an Exit or Asset Sale.

5.3.                           Appointment of Advisors

Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A and the Company shall jointly decide on the appointment by the Company of its advisors in connection with the Exit.

6.                                     FINANCIAL REPORTING

6.1.                           Provision of Information

6.1.1.                           The Company shall in addition to the statutory obligations prepare and deliver to the Investors:

•                                         at least 30 Business Days prior to the start of the new Financial Year, a draft annual budget (for comment) including profit and loss projections, monthly cash flow projections and balance sheet projections including line items on total proposed (i) capital expenditure, (ii) project financing and (iii) total costs of other investments for comments by the Investors;

•                                         within 30 days after the start of the relevant Financial Year, the annual budget per the above specifications;

•                                         within 15 Business Days after the end of each month, a monthly information package to include (i) updated liquidity forecast (12 months, in aggregate and breakdown per major project) and reconciliation with previous month, (ii) qualitative comments highlighting development progress, financing events and sales process, and (iii) progress reporting on 5 (to the extent applicable) biggest projects (format to be acceptable to Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A, but in any case shall include executive summary on key elements (progress, costs, liquidity against budget etc));

•                                         within 20 Business Days after the end of each quarter, a quarterly information package to include (i) monthly information, (ii) updated format revised Business Plan as stipulated in Clause 6.1.3; (iii) a reconciliation with previous quarterly revised business plan; (iv) progress reporting on 5 (to the extent applicable) biggest projects (format to be acceptable to Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A (acting reasonably) but in any case shall include: (a) executive summary on key elements (progress, costs, liquidity against budget, project financing, general economical climate etc) and (b) project monitor summary if project has commenced (to be delivered in the same format as required by the financiers of the relevant project, if available) and (v) reporting on financing (format to be acceptable to Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A (acting reasonably) but shall in any case include regularity of all financings);

•                                         as soon as they become available, copies of annual valuations of underlying assets; and

•                                         other information reasonably required by Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A.

6.1.2.                           The format of the reporting shall be designed by the Company and shall be in form and substance satisfactory to Investors holding 51% or more of the issued and outstanding Ordinary Shares Class A.

6.1.3.                           The business plan (“Business Plan”) as referred to in Clause 6.1.1 includes:

(i)                                    a business forecast with respect to the next Financial Year;

(ii)                                 the proposed business strategy of the Company;

(iii)                              details of the assumptions used to prepare the information in (i) and (ii); and

(iv)                             a budget, including:

(a)                                 a breakdown of expected monthly revenues, operating expenses, operating results, net interest expenses and net profits, capital expenditures and cash flow;

(b)                                 a projected balance sheet and profit and loss account as per the end of the next Financial Year;

(c)                                  an overview of expected funding requirements, including the proposed sourcing of such funding;

6.1.4.                           The financial information referred to in Clause 6.1.1 shall be:

(A)                              prepared in accordance with the Applicable Accounting and Reporting Rules and the Accounting Policies, in each case consistently applied;

(B)                              in English;

(C)                              expressed in Euro.

6.1.5.                           The Management Board shall procure that the Company and its Subsidiaries shall be managed in accordance with the provisions of the budget and the Business Plan. The Management Board shall keep true and accurate books of account and records in accordance with sound accounting practices, employing standards, procedures and forms in conformity with mandatory requirements of the applicable law and shall procure that the management of the Subsidiaries of the Company shall do the same.

7.                                     CONFIDENTIALITY

7.1.                           Subject to Clause 7.2, each Party shall treat as strictly confidential and not disclose or use any information relating to this Agreement or any ancillary matter and the negotiations leading up to this Agreement and including the disclosure or use of any information relating to the Group and its business operations.

7.2.                          The restrictions contained in Clause 7.1 shall not apply if and to the extent:

(A)                                        disclosure is required by any law or by a court;

(B)                                        disclosure is required by any securities exchange or regulatory or governmental body;

(C)                                        disclosure is necessary to enforce this Agreement in court proceedings.

(D)                                        the other Parties have given their written consent to disclosure;

(E)                                         the information has come into the public domain through no fault of the relevant

Party’s group;

(F)                                          disclosure is necessary to obtain the advice of any professional adviser;

(G)                                        disclosure is necessary within the relevant Party’s group.

In the event of a disclosure of information pursuant to Clause 7.2 (A) or (B), the disclosing Party shall consult with the other Parties (to the extent permitted by applicable laws or regulations) as to the contents, form and timing of the disclosure to be made.

7.3.                           The restrictions contained in this Clause 7.1 shall apply to each Party (as applicable) during the term of this Agreement and shall remain in full force and effect after an Investor ceases to be an Investor.

8.                                     TERM AND TERMINATION

8.1.                           Term

This Agreement shall remain in full force and effect from the date of Completion until terminated in accordance with the terms of Clause 8.2.

8.2.                           Termination

8.2.1.                           This Agreement can be terminated by unanimous consent of all Parties in writing.

8.2.2.                           This Agreement shall automatically terminate upon:

(A)                              completion of an Exit or Asset Sale;

(B)                              completion of a Liquidation;

(C)                              acquisition by one Investor of all Shares.

8.2.3.                           This Agreement shall terminate in respect of a Shareholder from the date it ceases to be a Shareholder.

8.3.                           Surviving Clauses

Termination of this Agreement shall be without prejudice to:

8.3.1.                           any right, liability or obligation accrued under this Agreement but not satisfied or discharged at the date of termination; and

8.3.2.                           the provisions of the Clauses 7 (Confidentiality), 9.5 (Notices), 9.15 (Governing Law) and 9.17 (Jurisdiction), which will remain in full force and effect.

9.                                     MISCELLANEOUS

9.1.                           Employee Stock Option Plan

9.1.1.                           To provide further incentives to employees, directors and or outside consultants and advisors, contemporary with completion of the Transaction, the Investors will authorise a new unallocated pool of options and/or warrants for future grants of

DRs issued by the Trust Foundation to employees, directors and/or outside consultants and advisors, representing 15% of the fully diluted share capital of the Company post Completion, with:

(i)                                    a vesting period of three years; 1/3 of the options to be vested after one year, the other 2/3 to be vested in year 2 and 3 on a pro rata, i.e. linear basis; and

(ii)                                 the exercise price of the options being EUR 0.614 per DR (the “Employee Stock Option Plan”).

9.1.2.                           The Supervisory Board shall be authorised to grant options or warrants within the scheme. A resolution of the Supervisory Board to this effect requires the positive vote of at least two Investor Representatives.

9.1.3.                           SCHEDULE B (Share Capital) shall be updated upon an issue of Ordinary Shares Class B to the Trust Foundation in relation to the Employee Stock Option Plan, to properly reflect the relevant changes.

9.2.                           Further Assurances

Each Investor shall exercise or refrain from exercising, as the case may be, all voting rights attached to its Shares and waive any pre-emption rights and other rights it may have under the Articles of Association and exercise or refrain from exercising, as the case may be, all other powers of control available to it in relation to the Company so as to procure (to the extent possible) that at all times during the term of this Agreement the provisions of this Agreement are duly and promptly observed and given full force and effect according to their spirit and intention.

9.3.                           Conflict

Subject to applicable law, in case of an ambiguity or a conflict between provisions of the Articles of Association and provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4.                           Additional Investors

9.4.1.                           No issue or transfer of Ordinary Shares Class A to any person who is not a Party to this Agreement shall be effectuated without first obtaining from such person a duly signed Accession Agreement in the form of SCHEDULE C (Accession Agreement), provided that the Parties to this Agreement will procure and will cooperate to sign such Accession Agreement in respect of any person that is permitted to acquire Ordinary Shares Class A pursuant to this Agreement and to whom it is envisaged to transfer such Ordinary Shares Class A.

9.4.2.                           SCHEDULE A (Parties) and SCHEDULE B (Share Capital) shall be updated upon an issue or transfer of Shares to properly reflect the relevant changes.

9.5.                           Large Company Regime

If at any time during the term of this Agreement the Company falls under the scope of the articles 2:262 through 2:274 of the DCC (verplicht structuurregime), Parties will use their best efforts to ensure that the corporate governance of the Company will be structured to the maximum extent possible in accordance with the spirit and intention of this Agreement.

9.6.                           Notices

All notices, consents, waivers and other communications under this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier, fax or e-mail to such addresses and fax numbers as a Party may notify to the other Parties from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered mail or express courier, or at the time of successful transmission, if delivered by fax or e-mail.

9.7.                           Amendment

This Agreement may only be amended by unanimous consent of all Parties in writing.

9.8.                           Assignment

None of the Parties may assign or procure the assumption of its rights and obligations under this Agreement, either in whole or in part, to any other person without the prior written consent of the other Parties, provided that an Investor may assign the whole or part of its rights under this Agreement to any person who has acquired Shares from the Investor in accordance with Clause 4.4.1 and 4.4.2.

9.9.                           Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes any and all earlier agreements, either verbally or in writing, between the Parties in relation to the subject matter of this Agreement.

9.10.                    Partial Invalidity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing provisions shall be as close as possible to the intent of the invalid or unenforceable provision.

9.11.                    Compensation of costs

Each of the Parties hereto shall pay its own expenses incurred or to be incurred in connection with this Agreement and matters incidental to this Agreement, except for the expenses incurred or to be incurred by the Existing Investors and the New Investor I, which expenses shall be borne by the Company.

9.12.                    No Waiver

No failure by any Party to exercise, and no delay in exercising, any right under this Agreement, in the event of breach of contract by any Party hereto, will operate as a waiver of such right or any other right under this Agreement.

9.13.                    No Rescission

The Parties waive their right to rescind (ontbinden) this Agreement pursuant to article 2:265 DCC after Completion.

9.14.                    Counterparts

This Agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original.

9.15.                    Governing Law

This Agreement is governed by the laws of the Netherlands.

9.16.                    Accounting regime

The Dutch GAAP will apply. The audit committee will be authorised to adopt IFRS as the applicable accounting standard.

9.17.                    Jurisdiction

All disputes arising in connection with this Agreement shall be finally settled in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) and:

9.17.1.                    the arbitral tribunal shall be composed of three arbitrators;

9.17.2.                    the place of arbitration will be Amsterdam, the Netherlands;

9.17.3.                    the language of the proceedings will be English (unless the Parties agree otherwise);

9.17.4.                    the arbitrators will decide according to the rules of Dutch law;

9.17.5.                    the arbitral award will be final and binding;

9.17.6.                    to ensure that the arbitral award shall not be published, each Party shall notify the administrator of the NAI within one calendar month after receipt of the arbitral award that they object to publication of the arbitral award by the NAI;

9.17.7.                    the proceedings shall not be consolidated with other arbitral proceedings pursuant to Article 1046 of the Dutch Code of Civil Procedure.

[signature pages to follow]

This Agreement has been entered into on the date first above written.

Coöperatieve AAC LS U.A.		Coöperatieve AAC LS U.A.

/s/ Signature Illegible		/s/ Signature Illegible
By: Forbion 1 Management B.V.		By: Forbion 1 Management B.V.

Title: Director		Title: Director

By:	Name Illegible	By:	Name Illegible
Title:	Partner	Title:	Partner

Forbion Co-Investment Coöperatief U.A.		Forbion Co-Investment Coöperatief U.A.

/s/ Signature Illegible		/s/ Signature Illegible
By: Forbion 1 Management B.V.		By: Forbion 1 Management B.V.

Title: Director		Title: Director

By:	Name Illegible	By:	Name Illegible
Title:	Partner	Title:	Partner

Forbion Co-Investment II Coöperatief U.A.		Forbion Co-Investment II Coöperatief U.A.

/s/ Signature Illegible		/s/ Signature Illegible
By: Forbion 1 Co II Management B.V.		By: Forbion 1 Co II Management B.V.

Title: Director		Title: Director

By:	Name Illegible	By:	Name Illegible
Title:	Partner	Title:	Partner

Coöperatieve Gilde Healthcare II U.A.

/s/ Edwin de Graaf
By: Gilde Healthcare II Management B.V.

Title: Director

By:	/s/ Edwin de Graaf
Title:	Partner

uniQure B.V.		uniQure B.V.

/s/ Aldag		/s/ PJ Morgan
By:		By: PJ Morgan
Title: Director		Title: Director

SCHEDULE A (PARTIES)

(1)                                 Coöperatieve AAC LS U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 34256402, represented by its managing director Forbion 1 Management B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered office (zetel) in Amsterdam, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 34249898);

(2)                                 Forbion Co-Investment Coöperatief U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its registered office in Naarden, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 32142360, represented by its managing director Forbion 1 Management B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered office (zetel) in Amsterdam, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 34249898);

(3)                                 Forbion Co-Investment II Coöperatief U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its registered office in Naarden, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 53958713, represented by its managing director Forbion 1 CO II Management B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered office (zetel) in Amsterdam, and its business address at Gooimeer 2 35, 1411 DC Naarden, the Netherlands and registered with the Commercial Register of Gooi-, Eem- en Flevoland under number 53951956);

(4)                                 Coöperatieve Gilde Healthcare II U.A., a coöperative (coöperatie) incorporated under the laws of the Netherlands with its corporate seat in Utrecht, and its business address at Newtonlaan 91 (3584 BP), the Netherlands and registered with the Commercial Register of Midden-Nederland under number 30216414, represented by its managing director Gilde Healthcare II Management B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered office (zetel) seat in Utrecht, and its business address at Newtonlaan 91 (3584 BP), the Netherlands and registered with the Commercial Register of Midden-Nederland under number 30215056;

(5)                                 uniQure B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands with its registered office in Amsterdam, and its business address at Meibergdreef 61, 1105 BA Amsterdam Zuidoost, the Netherlands and registered with the Commercial Register of Amsterdam under number 54385229, duly represented by its managing directors Mr. J. Aldag and Mr. P. Morgan.

SCHEDULE B (SHARE CAPITAL)

PART 1: Share Capital after completion of the Transaction

Shareholder	Number of Ordinary Shares Class A	Number of Ordinary Shares Class B	%Outstanding
Coöperatieve AAC LS U.A.	4,575,200		9.6%
Forbion Co-Investment Coöperatief U.A.	1,189,317		2.5%
Forbion Co-Investment II Coöperatief U.A.	9,327,469		19.5%
Coöperatieve Gilde Healthcare II U.A.	1,628,664		3.4%
Stichting Administratiekantoor uniQure B.V.		31,101,065	65.0%

SCHEDULE C (ACCESSION AGREEMENT)

This Accession Agreement (the “Agreement”) is made on [•]

RECITALS:

(A)                              [Note: insert name] (the “New Shareholder”) on [Note: insert date] acquired [Note: insert number] Ordinary Shares Class A by [an issue of new Shares] [a transfer of Shares by [Note: insert name of transferor] the “Transferor”)] [an issue of new Ordinary Shares Class A pursuant to conversion of Ordinary Shares Class B].

(B)                              This Agreement is entered into in compliance with the terms of the class A shareholders agreement dated [Note: insert date] between the Existing Investors, the New Investors and the Company (all as defined therein) (which agreement is referred to in this Agreement as the “Class A Shareholders Agreement”).

IT IS AGREED as follows:

(1)                                Definitions used in this Agreement have the same meaning as given to them in the Class A Shareholders Agreement unless stated otherwise and the provisions of Clause 1 (Interpretation) of the Class A Shareholders Agreement shall apply to this Agreement.

(2)                                The New Shareholder agrees to become a Party to the Class A Shareholders Agreement and to be bound by the terms of the Class A Shareholders Agreement in all respects as an Investor.

(3)                                SCHEDULE A (Parties) to the Class A Shareholders Agreement shall be updated to properly reflect the relevant changes in the ownership of the Shares.

(4)                                [Note: insert other relevant details]

(5)                                The provisions of the Clauses 9.6, 9.7, 9.8, 9.9, 9.10, 9.14, 9.15 and 9.17 of the Class A Shareholders Agreement shall apply mutatis mutandis to this Agreement.

THUS AGREED AND SIGNED ON [•],

[Note: to be signed by New Shareholder and Parties to the Class A Shareholders Agreement]

SCHEDULE D (MANAGEMENT BOARD AND SUPERVISORY BOARD)

Part A

Supervisory Board approval

(a)                                Any amendment of articles of association of any Group Company.

(b)                                Voting on shares or similar equity interests in a Group Company (which provision would need to be mirrored in articles of association of Group Companies), for resolutions mentioned in Part A, B and C.

(c)                                 The instigation or the settlement of any material litigation or arbitration or mediation proceedings by a Group Company, for the purpose of which ‘material’ shall mean an interest or claim that is of strategic importance to the Group or has a monetary value of at least EUR 100,000.

(d)                                Any proposals to the General Meeting to materially change the emoluments of members of the Management Board, including bonuses and option schemes.

(e)                                 The removal or appointment of the auditors of any Group Company, other than the reappointment of existing auditors.

(f)                                  Remuneration of the auditors of the Company.

(g)                                 Approval of any change in accounting policies of any Group Company.

(h)                                Alteration to the financial year end of any Group Company.

(i)                                    Non-project related capital expenditure exceeding in one transaction or event or a series of related transactions or events, in excess of an amount of EUR 50,000 but less than EUR 100,000, which is not included in an approved business plan or budget.

Part B

Approval with Simple Majority Investor Consent (51%) of Class A Ordinary Shares held by Investors

(a)                                Unless specified in an approved business plan of the Company, entering into or materially changing borrowing and lending arrangements (including issuance of debt instruments) by any Group Company, exceeding an amount of EUR 250,000.

(b)                                Unless specified in an approved business plan of the Company, establishing/closing any material branch, establishment, agency or business of any Group Company.

(c)                                 Unless specified in an approved business plan of the Company, entering into any material joint venture, partnership or profit sharing arrangement or licensing agreement by any Group Company.

(d)                                Unless specified in an approved business plan of the Company, the expansion or development of the Group or any of its business other than through a Group Company.

(e)                                 Adoption of or amendment to the current business plan (to be in agreed form) and budget (to be in agreed form).

(f)                                  Creation or release of any security or (save in the ordinary course of trading and consistent with past practice) granting of guarantees by any Group Company, exceeding an amount of EUR 250,000.

(g)                                 Unless specified in an approved business plan of the Company, any material acquisitions or disposals by any Group Company.

(h)                                The appointment or removal of any member of the Supervisory Board or Managing Director of a Group Company other than the Company.

(i)                                    Non-project related capital expenditure exceeding in one transaction or event or a series of related transactions or events, in an amount of EUR 100,000 or more, which is not included in an approved business plan or budget.

(j)                                   Establishment and material amendment of any management incentive scheme of any Group Company (other than the Company).

Part C

Approval with Qualified Majority Investor Consent (66 2/3%) of Class A Ordinary Shares held by Investors

(a)                                Any change in a Group Company’s (other than the Company’s) share capital.

(b)                                Unless specified in an approved business plan of the Company, any material change of the nature or the name of the business of the Group.

(c)                                 Entry into, termination or variation of any contract or arrangement by a Group Company with an Investor, other than financing arrangements.

(d)                                Any distribution from reserves (other than wholly intra-group) by any Group Company.

(e)                                 Transactions by a Group Company outside of its ordinary course.

(f)                                  Taking steps to commence insolvency or winding-up proceedings of a Group Company (including the application for suspension of payment of debts by a Group Company).

SCHEDULE E (RESERVED MATTERS)

Part A

Approval with Qualified Shareholder Consent

The following resolutions of the General Meeting will require the affirmative vote of Shareholders holding at least 66 2/3% of Ordinary Shares.

Approval with Qualified Majority Shareholder Consent (66 2/3%) of Ordinary Shares

(a)                                The merger (fusie) or demerger (splitsing) of the Company.

(b)                                The initiation of liquidation or dissolution of the Company or approve the filing for bankruptcy.

(c)                                 The amendment of the articles of association of the Company.

(d)                                Appointment or dismissal of the Company’s auditors.

Part B

Approval with Simple Majority Investor Consent (51%) of Class A Ordinary Shares held by Investors

The following resolutions of the General Meeting will require the affirmative vote of Investors holding at least 51% of Class A Ordinary Shares.

(a)                                The issue of new equity securities (including options and warrants).

(b)                                The exclusion or restriction of pre-emptive rights with respect to the issue of new equity securities.

(c)                                 The redemption (intrekking) or the reduction of the nominal value of any shares.

(d)                                The purchase (inkoop) by the Company of shares in its own capital, shares in the capital of any subsidiary, or depositary receipts (certificaten van aandelen) representing any such shares (whether or not issued “with the co-operation of the Company”).

(e)                                 The declaration of dividends or distributions.

(f)                                  The delegation of powers with respect to the issue of securities, the exclusion of pre-emptive rights, or the approval of the purchase of the Company’s own shares.

(g)                                 Determination or variation of the remuneration of members of the Management Board and of the Supervisory Board.